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                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT made as of ____________, 2001, by and between J.P. MORGAN FUNDS (the "Trust"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Administrator").


                              W I T N E S S E T H :
                              - - - - - - - - - -


         In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         FIRST: The Trust on behalf of each of its series and any new series to be created hereby authorizes the Administrator to provide administrative services to the Trust in accordance with the terms and conditions of this Agreement. The Administrator's services shall be subject to the direction and control of the Board of Trustees of the Trust and shall be performed under the direction of the appropriate Trust officers.

         SECOND: The Administrator shall provide certain administration services including:

    (A) arranging for the preparation and filing of the Trust's tax returns and preparing financial statements and other financial reports for review by the Trust's independent auditors;

    (B) preparing for the signature of the appropriate Trust officer (or assisting counsel in the preparation of) all required Trust proxy statements and updates to the Trust's Registration Statement under the Investment Company Act of 1940 (the "Act");

    (C) arranging for the printing and mailing (at the Trust's expense) of proxy statements and other reports or other materials provided to the Trust's shareholders;

    (D)  coordinating the Trust's annual audits;

    (E) developing the budget and establishing the rate of expense accrual for each series of the Trust;

    (F) overseeing the preparation by the Trust's transfer agent of tax information for shareholders;

    (G) coordinating all relationships between the Trust and its contractors, including coordinating the negotiation of agreements, the review of performance of agreements, and the exchange of information, provided that coordination with the distributor shall be limited to the exchange of information necessary for the administration of the Trust and the reporting of that information to the Board of Trustees and Trust officers;

    (H) overseeing the Trust's custodian, transfer agent and other service providers, including expense disbursement; overseeing any service provider conversions; verifying the calculation of performance data for the Trust and its reporting to the appropriate tracking services; arranging for the publication of current price information in newspapers and

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publications; monitoring the pricing of portfolio securities and compliance with amortized cost procedures, if applicable; computing the amount and monitoring the frequency of distributing each series' dividends and capital gains distributions and confirming that they have been properly distributed to the shareholders of record; and monitoring calculation of net asset value of shares by the custodian;

    (I) taking responsibility for compliance with all applicable federal securities and other regulatory requirements (other than state securities registration and filing requirements) and reviewing from time to time transactions with brokers and dealers; taking responsibility for monitoring the series' compliance with their investment objectives, policies and restrictions as disclosed in their prospectuses and statements of additional information;

    (J) responding to all inquires or other communications from shareholders of the Trust and other parties or, if the inquiry is more properly responded to by the Trust's transfer agent or distributor, referring the individual making the inquiry to the appropriate person;

    (K) taking responsibility for monitoring each series' status as a regulated investment company under the Internal Revenue Code of 1986, as amended;

    (L) arranging for preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders;

    (M) preparing annual and semi-annual financial statements for management review; assisting management with coordination of annual financial statement audits; reviewing N-30D filings prepared by print vendor; instructing printer to file; preparing and filing financial data for Form N-SAR filings; preparing and filing financial data for Form 24f-2 filings; compiling financial data (including expenses, management fees and performance data) for Form N-1A and SAI updates for management review; preparing portfolio statistics on monthly and quarterly basis for client reporting/marketing;

    (N) reviewing fund accounting vendors' monthly cash and asset reconciliations and report cards; monitoring expense activity, including accuracy of basis point accrual changes and journal entries; preparing same day analysis (in order to send out blast faxes) of money market and fixed income fund yields and investigating unusual discrepancies between classes/feeders with fund accounting; performing daily reasonableness test of NAV; monitoring delivery of services by fund accountants;

    (O) preparing expense authorizations for management review and submitting for payment and maintaining expense log/database; providing management with monthly informational analysis of expenses, including budgeted future expenses and estimated over-/under-accruals; expense cap analysis--waivers and reimbursements;

    (P) compiling and summarizing weekly Rule 2a-7 money market funds' analysis for Board book presentation; assisting management with the administration of the Trustees' deferred compensation plans, if any; performing periodic line of credit reporting to comply with the loan agreement; preparing and mail annual 1099-MISC forms to Trustees and vendors; compiling information for annual shareholder tax letters for management review; assisting management with preparation of shareholder proxy materials as necessary;

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    (Q)  preparing, reviewing and distributing daily statistics for use by management; completing weekly, monthly and quarterly surveys provided by reporting agencies; assisting management with the calculation and communication of periodic distribution information; calculating and distributing fund performance information; performing daily calculation of 1, 3, 5 and 10 year returns for all funds; maintaining benchmark data and calculating benchmark performance; calculating and distributing unsubsidized SEC yields; ensuring consistency of performance information with Lipper and Morningstar; FundStation administration for daily distribution of NAVs, rates, total returns, yields and performance; calculation of after-tax and tax equivalent returns;

    (R)  making all necessary Blue Sky filings;

    (S)  maintaining books and records relating to such services; and

    (T) providing such other related services as the Trust may reasonably request.

         THIRD: Any activities to be performed by the Administrator under this Agreement may be delegated or sub-contracted to a third party without the approval of the Trust. The Administrator retains ultimate responsibility at all times under this contract for the performance of such activities, notwithstanding the existence of a third-party subcontract.

         FOURTH: Any activities performed by the Administrator under this Agreement shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Act and of any rules or regulations in force thereunder; (2) any other applicable provision of law; (3) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Trust; and (5) the fundamental policies of each series of the Trust, as reflected in the then current Registration Statement of the Trust. As used in this Agreement, the term "Registration Statement" shall mean the Registration Statement most recently filed by the Trust with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended, as such Registration Statement is amended at such time, and the term "Prospectus" and "Statement of Additional Information" shall mean for the purposes of this Agreement the form of the then current prospectus and statement of additional information for each series of the Trust.

         FIFTH: Nothing in this Agreement shall prevent the Administrator or any officer thereof from acting as administrator for any other person, firm or corporation and shall not in any way limit or restrict the Administrator or any of its directors, officers, employees or affiliates from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under the Agreement.

         SIXTH: The Administrator shall, at its own expense, provide office space and facilities, equipment and personnel for the performance of its functions hereunder. The Administrator shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Trust under the Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Trust and shall at all times during the regular business hours of the

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Administrator be open for inspection by duly authorized officers, employees or agents of the Securities and Exchange Commission. In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request.

         SEVENTH: Except as otherwise set forth in Exhibit A, the Trust shall pay the Administrator, as full compensation for all services rendered hereunder, an annual fee on behalf of each series payable monthly and computed on the net asset value of the series at the end of each business day at an annual rate which shall be: (i) with respect to non-money market fund assets, 0.15% of the first $25 billion of average net assets plus 0.075% of average net assets over $25 billion, and (ii) with respect to money market fund assets, 0.10% of the first $100 billion of average net assets plus 0.05% of average net assets over $100 billion. For purposes of these calculations, the assets under consideration shall be those of the Trust as well as those held by J.P. Morgan Institutional Funds and J.P. Morgan Series Trust.

         EIGHTH:

         (A) This Agreement shall go into effect at the close of business on the date hereof and, unless terminated as hereinafter provided, shall continue in effect for two years thereafter and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" (as so defined) of the outstanding voting securities of the applicable series and by such vote of the Trustees.

         (B) This Agreement may be terminated by the Administrator at any time without penalty upon giving the Board of Trustees of the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Board of Trustees of the Trust at any time without penalty upon giving the Administrator sixty (60) days' written notice (which notice may be waived by the Administrator), provided that such termination by the Board of Trustees of the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust, or by the vote of the holders of a majority (as defined in the Act) of the voting securities of each series of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Act.

         NINTH: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any of its officers, directors or employees, the Trust shall indemnify the Administrator against any and all claims, demands and liabilities and expenses (including reasonable attorney's fees) which the Administrator may incur based on any omission in the course of, or connected with, rendering services to such Trust hereunder.

         TENTH: A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this

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instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

         ELEVENTH: Any notice under this Agreement shall be in writing, addressed and delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Trust shall be 522 Fifth Avenue, New York, NY 10036, and the address of the Administrator shall be 522 Fifth Avenue, New York, NY 10036.

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         IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                      J.P. MORGAN FUNDS


                                             By:
----------------------------                     ----------------------------




ATTEST:                                      MORGAN GUARANTY TRUST COMPANY
                                             OF NEW YORK



                                             By:
----------------------------                     ----------------------------

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                                    EXHIBIT A

The following fee schedule shall be in effect from the date of this Agreement until August 11, 2001:


             TRUST                                    FEE

J.P. Morgan Funds                 0.09% of the first $7 billion of average net
                                  assets plus 0.04% of average net assets over $7 billion. For purposes of this calculation, the assets under consideration shall be those of the Trust as well as those held by J.P.
                                  Morgan Institutional Funds and J.P. Morgan
                                  Series Trust.